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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

          Name                     State of Organization     Percentage Owned
          ----                     ---------------------     ----------------

Odd-Job Holdings, Inc.                 Delaware                  100%

Odd-Job Acquisition Corp.              Delaware                  100% (1)

ZS Peddlers Mart, Inc.                 Delaware                  100% (2)

Odd Job Trading Corp.                  New York                  100% (2)

HIA Trading Associates                 New York                  100% (3)


(1)    Wholly-owned subsidiary of Odd-Job Holdings, Inc.
(2)    Wholly-owned subsidiary of Odd-Job Acquisition Corp.
(3)    General partnership with Odd-Job Acquisition Corp.
                and Odd Job Trading Corp. as partners.